Exhibit 10.3

Performance-Based RSU Award Agreement

INSPIRED ENTERTAINMENT, INC.

2023 OMNIBUS INCENTIVE PLAN

Performance Unit Award Agreement

This PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) is entered into effective as of May 9, 2023 (the “Grant Date”), and is between Inspired Entertainment, Inc., a Delaware corporation (the “Company”), and Brooks H. Pierce (the “Participant”), pursuant to the terms of Mr. Pierce’s Employment Agreement with the Company dated February 17, 2020, as subsequently amended on January 13, 2023 (the “Employment Agreement”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Inspired Entertainment, Inc. 2023 Omnibus Incentive Plan (the “Plan”).

1. Grant of Performance Units. In accordance with the terms of the Plan and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant 62,500 Performance Units (each a “Unit” and collectively, the “Units”) for the 2025 calendar year and an additional 62,500 Performance Units for the 2026 calendar year (each, a “Performance Period”). The final number of Units that ultimately may become eligible to vest shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the threshold performance criteria for the Performance Period as set forth in Appendix A hereto (the “Performance Condition”), and may range from 0% to 100% of the Units.

2. Vesting of Units. The vesting of Units is contingent on attainment of the Performance Condition for the Performance Period applicable to those Units and the Participant’s continuous employment through the last day of the Performance Period (i.e, December 31, 2025 for the Units applicable to the 2025 calendar year and December 31, 2026 for the Units applicable to the 2026 calendar year), except as otherwise provided in Section 5 of this Agreement. The Committee shall make its determinations with respect to attainment of the Performance Condition following the Performance Period (the “Determination Date”), which shall be as soon as reasonably practicable but no later than thirty (30) days following the Company’s filing of its Annual Report on Form 10-K for the applicable year.

(a)	If the Committee determines that the Performance Condition applicable to the Units has not been met, then all such Units shall be immediately forfeited and terminated.

(b)	If the Committee determines that the Performance Condition applicable to all or a portion of the Units for the applicable Performance Period has been met, the Participant shall be entitled to receive, in accordance with the settlement provisions described in Section 3 of this Agreement, such amount of Stock corresponding to the number of Units determined by the Committee in accordance with Appendix A.

For the avoidance of doubt, except as expressly provided under Section 5 of this Agreement (e.g., the Participant’s death or the Participant’s termination in connection with a Change in Control), the Units will only be eligible to vest IF: 1) the Committee determines that the Performance Condition for a Performance Period has been met AND 2) the Participant remains employed throughout such Performance Period.

3. Settlement of Vested Units. The Company will issue in certificated or uncertificated form to the Participant a number of shares of the Company’s common stock (the “Stock”) corresponding to the number of Units that vested, less the number, if any, withheld in satisfaction of applicable withholding taxes as discussed in Section 4 within thirty (30) days of the earliest to occur of: (A) the Participant’s termination of employment (for any reason), provided that such termination constitutes a “separation from service” under Section 409A of the Code, (B) the Participant’s death, (C) the Participant’s termination of service on account of Disability, and (D) a Change in Control of the Company, in each case as defined in the Plan (provided, however, to the extent required to comply with Section 409A of the Code, the issuance of such Stock shall be subject to delayed payment in accordance with the provisions of Section 18 of this Agreement).

4. Taxes; Withholding Obligation.

(a) The Participant shall be ultimately liable and responsible for all federal, state, local or foreign income or employment taxes owed in connection with the Units and/or required to be withheld, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Units. The Company makes no representation or undertaking regarding the domestic or foreign tax treatment of the Participant in connection with the grant or vesting of the Units, the issuance of shares of Stock upon settlement of the Units or the subsequent sale of such shares of Stock. The Company is not committed and is not under any obligation to structure the Units to reduce or eliminate the Participant’s tax liability.

(b) As a condition to the Company’s delivery of shares of Stock pursuant to Section 3, the Participant shall be required to make appropriate arrangements for the satisfaction of any applicable domestic or foreign tax or employment or social insurance withholding obligation which may include tendering to the Company a cash payment equal to the withholding amount due in accordance with procedures adopted from time to time by the Company. If withholding of taxes and/or social insurance is required at the time of vesting and the Participant has not made other arrangements satisfactory to the Company, the Company will withhold from any shares deliverable upon the vesting of Units a number having a Fair Market Value equal to the withholding taxes due.

5. Effect of Termination of Employment/Service. If the Participant ceases to provide employment services to the Company or a subsidiary of the Company for any reason prior to the last day of a Performance Period, the Units allocable to that Performance Period shall be automatically and immediately forfeited and terminated, except as follows:

●	In the event of the Participant’s death during an applicable Performance Period (prior to the last day of such Performance Period), the estate of the Participant shall be entitled to receive a pro-rated number of Units corresponding to that Performance Period (at the 100% target level of performance) based on the number of days the Participant was employed during such Performance Period divided by 365; and

●	In the event of Change in Control Termination Event (as defined in the Employment Agreement) during an applicable Performance Period (prior to the last day of such Performance Period), the Participant shall be entitled to receive [a pro-rated number of Units corresponding to that Performance Period (at the 100% target level of performance) based on the number of days the Participant was employed during such Performance Period divided by 365.

For avoidance of doubt, no amount shall be eligible for vesting under this Section 5 if the Participant’s termination of employment (for any reason) occurs before the beginning of a Performance Period.

To the extent the Participant’s employment terminates following the end of a Performance Period (for any reason) but prior to the Determination Date for the applicable Units, the Participant shall be entitled to receive such number of Units, if any, that the Committee determines met the Performance Condition for the Performance Period in accordance with Appendix A of this Agreement (with any such Stock being issuable in accordance with the settlement provisions in Section 3 of this Agreement within thirty (30) days of the Determination Date).

6. Clawback. By accepting the award of Units, the Participant agrees that the Company may recover some or all of the shares of Stock delivered with respect to such award or recoup some or all of the value thereof via offset from other amounts owed by the Participant to the Company or any of its Affiliates, at any time in the three calendar years following delivery thereof, if and to the extent that the Committee concludes that (i) U.S. federal or state law, the laws of any other jurisdiction in which the Participant has been employed by or providing services to the Company during the term of the award, or the listing requirements of any exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the vesting were not met, or not met to the extent necessary to support the amount of Units that vested, or (iii) as required by Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise after a restatement of the Company’s financial results as reported to the U.S. Securities and Exchange Commission. By accepting an award hereunder, and by accepting any delivery of shares of Stock hereunder the Participant agrees to promptly comply with any Company demand for recovery or recoupment hereunder.

7. Transferability of Units. Except as otherwise provided herein, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Units other than by will or the laws of descent and distribution or equivalent laws in the jurisdiction of the Participant’s employment. Any attempt to transfer Units in contravention of this Section 7 is null and void ab initio.

8. Compliance with Securities Laws and other Requirements. Notwithstanding anything herein to the contrary, if at any time the Company determines that issuing or distributing shares of Stock would violate applicable securities laws or other legal or regulatory requirements, the Company will not issue or distribute such shares until such time as distribution of the shares would not violate applicable securities laws and other requirements. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the applicable short-swing trading rules under the securities laws. As a condition to issuing or distributing shares of Stock to the Participant, until such time as such shares have been registered pursuant to an effective registration statement under the securities laws, or an exemption from such requirements is available, the Company may require the Participant to make such written representations as it deems necessary or desirable to comply with applicable securities laws.

9. No Limitation on Rights of the Company. The grant of Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

10. Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or services, and no terms of the Participant’s employment or services agreement shall be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement shall be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company or any of its Affiliates, nor will it interfere with the Company’s or any of its Affiliates’ right to discharge the Participant with or without Cause or to otherwise deal with the Participant regardless of the existence of the Plan, this Agreement or Units.

11. Participant to Have No Rights as a Stockholder. Before the date as of which the shares of Stock are issued to the Participant, the Participant will have no rights as a shareholder with respect to those shares.

12. Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice shall be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Inspired Entertainment, Inc., 250 West 57th Street, Suite 415, New York, NY 10107, Attention: General Counsel. Notice to the Participant should be sent to the address the Participant has on file with the Company. Either party may change the person and/or address to whom or which the other party must give notice under this Section 12 by giving such other party written notice of such change, in accordance with the procedures described above.

13. Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

14. Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of law principles that would require the application of the law of any other jurisdiction. The Company and the Participant hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with the Units and this Agreement shall be brought only in the courts in the State of New York, County of New York, including the federal courts located therein should federal jurisdiction requirements exist, and (ii) consent to submit to the exclusive jurisdiction of the such courts for purposes of any action or proceeding arising out of or in connection with the Units or this Agreement.

15. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

16. Amendment of the Agreement. The Company and the Participant may amend this Agreement only by a written instrument signed by both parties.

17. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

18. Code Section 409A. The issuance of shares of Stock under this Agreement shall be provided in a manner that complies with Code Section 409A and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” as such term is defined under Code Section 409A at the time of a separation from service and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated recognition of income or additional tax under Code Section 409A, then the Company will defer the issuance of shares of Stock hereunder (without any reduction therein) until the date that is at least six (6) months following the Participant’s separation from service with the Company or the earliest date permitted under Code Section 409A (e.g., immediately upon the Participant’s death), whereupon the Company will promptly issue to the Participant the shares of Stock that would have otherwise been previously issued to the Participant under this Agreement during the period in which such issuance was deferred.

19. Data Privacy. The Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 19 by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and this Agreement. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number(s), date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of this Agreement (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and this Agreement, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and this Agreement. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country may have different data privacy laws and protections. The Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and this Agreement, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to the Participant will be held as long as is necessary to implement, administer, and manage the Plan and this Agreement. The Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any the Units if the Participant refuses or withdraws the consents described herein.

20. Entire Agreement. This Agreement and any other documents to be executed to implement its provisions together constitute the entire agreement between the parties pertaining to the subject matter hereof, superseding all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. By signing this Agreement, the Participant agrees and acknowledges that the acceptance of this Award satisfies in full the Company’s obligation to issue him the “Special Equity Grant” as required under the Second Addendum to the Employment Agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Steve Saferin
Name:	Steve Saferin
Title:	Chair of Compensation Committee

/s/ Brooks H. Pierce

Brooks Pierce

Appendix A

Performance Condition Vesting Criteria

A. Performance Period

2025 Calendar Year – 62,500 Units

2026 Calendar Year – 62,500 Units

B. Performance Condition

Adjusted EBITDA Targets (as defined and consistent with the short-term incentive bonus program of the Company) and threshold performance levels set each year by the Compensation Committee for the Performance Period.

Payout percentage between points will be pro-rated. No amount is paid below threshold. The maximum amount is 100% of the Units.

Units will be rounded down to the nearest whole share.

C. Committee Determinations

Determinations as to achievement of threshold performance criteria and Unit calculations shall be made by the Committee in its sole discretion following the Performance Period. The Committee shall adjust awards and metrics based on extraordinary or unforeseen events and its good faith determinations shall be binding and conclusive.